Exhibit 99.5

LETTER TO CLIENTS
Offer for all Outstanding
9 7/8% Senior Secured Notes Due 2011 issued on December 16, 2005 in Exchange for
9 7/8% Senior Secured Notes Due 2011 of

        EDGEN CORPORATION

To Our Clients:

        Enclosed for your consideration is a Prospectus, dated                        , 2006 (the "Prospectus"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of Edgen Corporation (the "Company") to exchange each $1,000 principal amount of its newly issued 9 7/8% Senior Secured Notes Due 2011 that have been registered under the Securities Act of 1933, as amended (the "New Notes"), for each $1,000 principal amount of its outstanding 9 7/8% Senior Secured Notes Due 2011 issued on December 16, 2005 (the "Old Notes"), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated December 16, 2005, by and among the Company, the Subsidiary Guarantors (as defined therein), and Jefferies & Company, Inc.

        This material is being forwarded to you as the beneficial owner of the Old Notes carried by us in your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and the Letter of Transmittal before instructing us to tender your Old Notes.

        Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2006, unless extended by the Company in its discretion (the "Expiration Date"). Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        Your attention is directed to the following:

          1.     The Exchange Offer is for any and all Old Notes.

          2.     The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange Offer—Conditions To The Exchange Offer."

          3.     Holders who tender their Old Notes for New Notes will not be obligated to pay transfer taxes incident to the transfer of Old Notes from the holder to the Company, except as otherwise provided in the Instructions of the Letter of Transmittal.

          4.     The Exchange Offer expires at 5:00 p.m., New York City time, on                        , 2006, unless extended by the Company in its discretion.

        If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER

        The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Edgen Corporation with respect to its Old Notes.

        This will instruct you to tender the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

        Please tender the Old Notes held by you for my (our) account as indicated below:

Aggregate Principal Amount of Old Notes
9 7/8% Senior Secured Notes Due 2011

☐	Please do not tender any Old Notes held by you for my (our) account.

Dated:	, 2006

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security Number(s)

        None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless specific contrary instructions are given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Old Notes held by us for your account.